Exhibit 99.1

Slide 1
Richard J. Hipple, Chairman, President and Chief Executive Officer:
As we carry on the tradition of the annual meeting in early May, we find ourselves reporting on a year and a business environment markedly different than the strong performance we are experiencing today. The difference is not only due to recovering end-use markets, it also reflects our progress in steadily transforming Brush Engineered Materials into a higher growth, more diversified and more profitable enterprise.

Slide 2
To cover our 2009 results first: without a doubt, the past year’s economic crisis was unprecedented both in its speed and the severity of its impact on most markets and regions of the world. Its effect on Brush Engineered Materials was very significant.
Our sales revenue declined by 21% from 2008 with a much higher percentage occurring in the first half of the year. Our earnings declined from $0.89 per share in 2008 to a loss of $0.61 per share in 2009, with the majority of the loss also occurring in the first half.
Yet, in spite of these conditions, we were able to deliver strong cash flow and maintain a solid balance sheet throughout the year. And, while navigating these uncertain times, we were faithful to our most important strategic initiatives. We also brought two important acquisitions to closure.
Having experienced adversity before, we moved rapidly to take the difficult steps to adapt to the challenging market conditions. These actions were essential to navigate the recession and emerge a stronger company.

Slide 3
The past year was certainly a “stress test” of our multi-year strategy to transform the Company to an advanced materials organization, one with a leaner, more resilient business model. This evolution has brought about a much stronger balance over the past several years, by reducing the Company’s fixed and working capital investment needs and investing in areas that are providing faster growth and higher margins, while also broadening our market reach.

Slide 4
To validate our strategy, one only has to compare how we performed in the last economic downturn of 2000/2002 against the 2007/2009 recession. In the earlier, more mild downturn, the Company generated losses for three consecutive years before returning to profitability. We now expect to be solidly profitable in 2010, as was the first quarter.
Further, by broadening and diversifying the Brush organization, less traditional markets such as medical, optics and alternative energy have gained a much stronger share of our market mix and prospects for future growth.

Slide 5
To illustrate: our beryllium-based integrated metals businesses now account for less than 30% of our revenues, versus about 55% in 2002.

Slide 6
Of all the transformative steps taken by Brush in recent years, the most visible has been a series of smart and accretive acquisitions. In the past 12 months alone, we acquired Barr Associates, Inc. of Westford, Massachusetts and Academy Corporation of Albuquerque, New Mexico. Both are characteristic of the strategic profile we target: high value-add margins, strong market leadership, solid growth prospects, high levels of intellectual property and accretion within the first year.

Slide 7
The Barr acquisition builds upon our earlier optics coating acquisition, Thin Film Technology, Inc. by providing a broader base of technology in optical coatings, from short wavelength ultraviolet to long wavelength infrared coatings. Brush is now one of the largest precision thin film coatings and optical filter providers in the world, well poised to bring enhanced value to our customers through our additional capabilities in physical vapor deposition coating materials and optics packaging design.

Slide 8

The Academy acquisition broadens our already strong footprint in the precious metals refining and industrial physical vapor deposition target markets. Academy brings both new technology and additional capabilities in silver products used across numerous fields, including industrial, solar and high-end jewelry. With this acquisition we now have a more complete portfolio of gold, platinum, palladium and silver materials. Like Barr, we expect good synergies from Academy’s operations and technology.

Slide 9
These, and our other acquisitions over the past five years, significantly strengthen Brush Engineered Materials’ technology bench and establishes a platform to grow into a number of new advanced materials and services markets. We have created a formidable set of distinctive competencies by uniting our well-established advanced materials technology offering with the complementary and adjacent technologies from the businesses acquired over the past decade.
The synergies derived from our expanded portfolio and widened market foothold differentiates Brush and ushers in new avenues of growth, including those that cross over from segment to segment. For example, Barr is supporting a number of the world’s same top scientific and space projects that have been supported by our Beryllium and Beryllium Composites segment.
Our customers benefit from our new perspective and capabilities, and increasingly look to us for innovative solutions to the most rigorous technical challenges.
The ability to execute on these transactions during the recession while maintaining a strong balance sheet reinforces the strength of the Company and the resourcefulness of our line and staff associates all around the globe.

Slide 10
Another exciting investment, the $90.3 million primary beryllium facility in Elmore, Ohio, will begin start-up procedures soon. Production from the facility is expected toward the end of 2010. The facility will provide a secure long-term U.S. source of high beryllium products for the defense market. The need for beryllium products continues to expand with the need for optics, satellite structures, and critical components of aircraft and missile defense. The project is funded by an innovative public-private partnership with the U.S. Department of Defense.

Slide 11
Throughout the first quarter of 2010, the Company has experienced stronger than anticipated demand across most of its key markets. Demand has improved in the telecommunications infrastructure, consumer electronics

(especially handsets), data storage, automotive electronics, optics, and more recently, in the oil and gas and aerospace markets.

Slide 12
John Grampa, Senior Vice President of Finance and CFO, will now provide a recap of 2009 and an update on both our first quarter and the outlook for 2010. I will conclude with some commentary on our plans and the outlook for the Company.
John.....
John D. Grampa, Senior Vice President Finance and Chief Financial Officer:
Thank you Dick! Good morning everyone; and thank you for joining us this morning.

I’ll review our financial performance, beginning with a recap of 2009, followed by a review of what is turning out to be an encouraging 2010.
Then Dick will return and review some of our most important opportunities for the longer term.
Let’s begin.

Slide 13
As you all well know, when 2009 began, we were facing unprecedented challenges. Both the speed and the severity of the global crisis had driven our business levels down by 40% to 60% in the consumer electronics, oil and gas, automotive and commercial aerospace markets. Then later in medical and in defense.
We needed to respond quickly and effectively. Our new priorities were to reduce cost significantly and maintain the quality of our balance sheet while pressing ahead as best we can with our most important long term growth initiatives.

Slide 14
We were more able as a company, to respond to and weather the downturn, than in previous recessions due to the progress that had been made over time in steadily transforming the company.
A number of positive factors had come together in the preceding years through solid execution in a number of important areas.
Key was the growth since the prior recession and the quality of our balance sheet.

Slide 15
We were better positioned, to be able to respond, due to the growth, which was driven by the success of our new product introductions, our international expansion initiatives, our manufacturing excellence programs and our acquisitions. We were larger and more diverse, with greater growth opportunities and a stronger balance sheet. The flexibility that our strong balance sheet provided was a welcome strength in these challenging times.

Slide 16
On the cost front, initially it was necessary to diligently reduce working capital and capital spending, seek supplier concessions and reduce headcount globally. The company also implemented pay freezes, reduced work hours, suspended a portion of the 401k match, reduced discretionary spending and deferred lower priority initiatives.

Slide 17
Later, the company implemented additional cost reduction measures. These included additional employment reductions, bringing the total employment reduction to approximately 17%, reducing the salaries of the senior executives of the company by 10%, as well as reducing the annual cash retainer fees of the company’s Board of Directors by 10%. In addition, the salaries of other senior managers were reduced by 7%, and the remaining company matching contribution to the 401k was suspended.

Slide 18
Overall, while painful, these initiatives were necessary, did ensure that we maintain a healthy balance sheet and did lead to a leaner, more efficient operating structure. The working capital and capital spending reductions yielded significant cash benefits. The cost reduction initiatives did have a favorable impact on results, and, they are expected to result in more clearly visible benefits through higher margins as 2010 unfolds. While the scale of these initiatives was sizable, the company did take care to not disrupt investment in the pipeline of new products that will provide solid growth opportunities, for 2010 and beyond. Dick will review a couple of these, in more depth, in a moment.

Slide 19

As the year came to a close, our markets began to improve significantly. Our actions yielded significant benefits, our balance sheet quality and financial flexibility was assured. We were not only in the enviable position of having the financial capacity to support the turnaround in our markets; we also had the capacity to close on the two important strategic acquisitions that Dick described earlier. Not many organizations had that level of flexibility as the recession peaked.

Slide 20
As Dick noted earlier, 2009 ended and 2010 began in a very different environment. We do expect to be solidly profitable in 2010.
Widespread end market demand improvement is occurring. Leading the way were the consumer oriented markets, primarily handsets along with data storage, as well as automotive electronics, and optics. More recently, those of our markets that are more industrial like, oil and gas, and aerospace for example, have begun to strengthen.

Slide 21
As our first quarter report demonstrated, we are already enjoying solid leverage from the 2009 actions.
With the prior year cost reductions, solid balance sheet, and acquisitions in place, along with end markets recovering, we reported strong growth and improving margins in the first quarter.

Slide 22
Just last week, the company reported stronger than expected earnings for the first quarter of 2010 and raised its outlook for the year.
Sales for the first quarter of 2010 were up $159.7 million to a record $295.1 million, more than double the first quarter of

2009 sales of $135.4 million. The improvement is primarily due to the increased demand across the Company’s key markets. In addition to the improved market conditions, the two recent acquisitions and increased metal prices were also important factors in the comparisons to the prior year. The acquisitions accounted for approximately $60.0 million of the increase while metal price changes increased sales by approximately $19.0 million compared to the same period of last year.

Slide 23
The company reported net income of $6.7 million or $0.33 a share for the first quarter. The increased sales volume, coupled with the cost reductions that were implemented during 2009 did provide substantial leverage, leading to significantly improved margins.
Included in the $0.33 a share were charges totaling $0.12 a share. These included $0.05 a share for restructuring and acquisition related costs and $0.07 a share due to the change in the deductibility of Medicare Part D reimbursements resulting from the Patient Protection and Affordable Care Act. Excluding these items, the operating run rate for the quarter was $0.45 a share.

Slide 24
During the quarter, order entry exceeded shipments and our book to bill stood at 1.13, the highest in almost two years. Bookings grew sequentially as the quarter progressed and are higher thus far in the second quarter as well.
Due to the stronger margins and continuing improvement in order entry trends, the company raised its earnings per share outlook for the year to a range of $1.45 to $1.75 a share from the previously announced range of $1.15 to $1.40 a share.

Slide 25

We are cautious about the second half of the year due to a lack of visibility over the amount of the current strength that could be from inventory restocking at our customers. Nonetheless, we are encouraged by the strong order book and the margin improvements, and are looking forward to solid 2010 performance.
Thank you.

Dick.
Richard J. Hipple:
Thank you, John.

Slide 26
As we look ahead, Brush is extremely well positioned in markets that offer solid long-term sustainable growth opportunities.

Each of our segments provides “mission-critical” materials that support the proliferating demands of the wireless world. Additionally, the energy market, both conventional and renewable, also provides the Company, and each of its segments, with a variety of rapidly growing opportunities.
Several new materials and products are either fully developed or under development across the organization:
•	From new electric battery and solar cell interconnects by our Engineered Material Systems segment ...

Slide 27
•	To directional drilling products from Specialty Engineered Alloys ...

Slide 28
•	To beryllium beampipes for the world’s largest particle accelerator and branded speaker diaphragms for the commercial acoustics market from Beryllium and Beryllium Composites ...

Slide 29
•	To a myriad of materials from the Advanced Material Technologies and Services segment supporting energy-saving LED’s and specialty materials for thin film solar coatings ... Brush is at the forefront of exciting technological advances.
For these applications, and throughout our other key markets, including medical, defense, and commercial aerospace, we are pushing the envelope of materials innovation and service to become our customers’ trusted growth partner and their “first choice” for advanced materials and services.

Slide 30
In conclusion, I believe we have what it takes to deliver strong and sustainable results — a clear and deliberate strategy, high performance materials, exciting long-term market prospects, and a motivated, talented employee team.

Slide 31
Our remarkable journey from metals and mining, to specialty metals and then on to an advanced materials-focused organization drives home the point that we have profoundly transformed from what defined us even five years ago.

Slide 32
I would like to extend my appreciation to all Brush employees for your dedication and contribution to making us the Company we have evolved into today, to our Board of Directors whose guidance, support and dedication have been critical to our progress, and to you, our shareholders, for your investment and confidence in Brush Engineered Materials.
I am very proud to be serving you and proud to be a part of a talented and dedicated team of 2,300 men and women that will continue the planned transformation of this superb organization.
Thank you very much.